Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	949-474-4300	Stephen Pedroff, Marketing Communications
	jill@allencaron.com	650-314-3400
	Surf Media Communications	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
805-962-3700
jm@surfmedia.com

RITA MEDICAL SYSTEMS GRANTED JAPANESE REIMBURSEMENT APPROVAL

FOR ITS RADIOFREQUENCY ABLATION TREATMENT FOR LIVER CANCER

Japan Ministry of Health, Labor and Welfare Approves Reimbursement of

Radiofrequency Ablation Treatment for Liver Cancer Effective April 1, 2004

MOUNTAIN VIEW, CA (March 11, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that the Japan Ministry of Health, Labor and Welfare (MHLW) has approved and established reimbursement for the treatment of liver cancer with radiofrequency ablation (RFA). The approval becomes effective on April 1, 2004, and sets reimbursement at JP136,000 Yen (approximately $1,200 U.S. dollars). The company markets the only MHLW approved radiofrequency ablation device in Japan.

The MHLW estimates that there are more than 34,500 new cases of primary liver cancer in Japan each year. The company estimates that the incidence of primary liver cancer in Japan is approximately six times the comparable rate in the United States. The company estimates that more than 60% of all primary liver cancer patients are amenable to RFA treatment of their tumors.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems stated, “With reimbursement now in place in Japan we expect an increase in the application of our technology to treat Japan’s liver cancer patients.” He continued, “At this time we are the only company selling in Japan with device and reimbursement approvals, and we expect to be a leading provider of radiofrequency ablation technology in this important market.”

“We believe that this reimbursement approval and recent long-term survival data for patients treated with RFA provides compelling reasons for Japanese clinicians to treat liver cancer patients with RFA,” Mr. DeVivo added.

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RITA became the first company to receive approval to treat liver cancer in Japan in 2002. The MHLW procedure clearance includes RITA’s 1500X™ Generator, and the Starburst™ and Starburst XL™ disposable electrodes. The company expects its Japanese distributor to begin placing re-orders for the company’s products in 2005.

Mr. John Soto, Vice President, International for RITA Medical Systems commented, “We expect utilization of disposable devices at our customer sites in Japan to increase and we expect to also see renewed interest from physicians and institutions in Japan not yet offering RFA treatment.” He continued, “The incidence of liver cancer in Japan is higher than in any other market the company now serves. With reimbursement in place we believe that Japan will be an important source of international revenue for RITA beginning in 2005.”

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold nearly 60,000 of its disposable devices throughout the world.

The statements in this news release related to the growth of international revenues, specifically in Japan, utilization of products in Japan, and the adoption of the company’s technology are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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